As filed with the Securities and Exchange Commission on May 27, 2020

Registration No. 333-210996
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to
FORM S-8
Registration Statement
Under
the Securities Act of 1933

National CineMedia, Inc.
(Exact name of registrant as specified in its charter)

Delaware	20-5665602
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
6300 S. Syracuse Way, Suite 300
Centennial, Colorado 80111
(Address, including zip code of principal executive offices)

National CineMedia, Inc. 2016 Equity Incentive Plan
National CineMedia, Inc. 2020 Omnibus Incentive Plan
(Full Title of Plans)

Sarah Kinnick Hilty, Esq.
Executive Vice President and General Counsel
National CineMedia, Inc.
6300 S. Syracuse Way, Suite 300
Centennial, Colorado 80111
(Name and address of agent for service)

(303) 792-3600
(Telephone number, including area code, of agent for service)

With a copy to:
David R. Crandall, Esq.
Hogan Lovells US LLP
1601 Wewatta St., Suite 900
Denver, Colorado 80202
(303) 899-7300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.
☐

EXPLANATORY NOTE

National CineMedia, Inc., a Delaware corporation (the “Registrant”) filed a registrations statement on Form S-8, Registration Number 333-210996 (the “Registration Statement”), with the Securities and Exchange Commission on April 29, 2016, to register a total of 4,400,000 shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”) for issuance under the National CineMedia, Inc. 2016 Equity Incentive Plan (the “2016 Plan”).
On April 28, 2020 (the “Effective Date”), the stockholders of the Registrant approved the National CineMedia, Inc. 2020 Omnibus Incentive Plan (the “2020 Plan”). Effective as of the Effective Date, no new awards may be granted under the 2016 Plan. However, the 2020 Plan provides that such additional number of shares of Common Stock (up to 4,435,595) as is equal to the sum of (a) the number of shares of Common Stock reserved for issuance under the 2016 Plan that remain available for grant under the 2016 Plan immediately prior to the Effective Date and (b) the number of shares of Common Stock subject to awards granted under the 2016 Plan and the Registrant’s 2007 Equity Incentive Plan, which awards expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by the Registrant at their original issuance price pursuant to a contractual repurchase right, in each case after the Effective Date, will become available for issuance under the 2020 Plan. Up to 2,286,738 shares of Common Stock as is equal to the number of shares of Common Stock subject to awards granted under the 2016 Plan, which awards expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by the Registrant at their original issuance price pursuant to a contractual repurchase right, will become available for issuance under the 2020 Plan and are collectively referred to herein as the “Carryover Shares”.
Accordingly, pursuant to the undertaking in Item 512(a)(1)(iii) of Regulation S-K that the Registrant disclose a material change in the plan of distribution as it was disclosed in the Registration Statement, the Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement to reflect that, as of the Effective Date, the Carryover Shares will no longer be issued under the 2016 Plan and may instead be issued under the 2020 Plan.
Contemporaneously with the filing of this Post-Effective Amendment No. 1 to the Registration Statement, the Registrant is filing a Registration Statement on Form S-8 to register 9,648,857 shares of Common Stock authorized for issuance pursuant to the 2020 Plan, which amount excludes the Carryover Shares. No additional shares of Common Stock are being registered by this Post-Effective Amendment No. 1 to the Registration Statements.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I have been or will be delivered to the participants in the plans covered by this Registration Statement as required by Rule 428(b).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.     Incorporation of Documents by Reference.
The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

•	The Registrant’s Annual Report on Form 10-K for the year ended December 26, 2019, filed with the Commission on February 20, 2020;

•
The Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 13, 2020 (excluding those portions that are not incorporated by reference into the Registrant’s Annual Report on Form 10-K for the year ended December 26, 2019);

•	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 26, 2020, filed with the Commission on May 4, 2020;

•
The Registrant’s Current Reports on Form 8-K, filed with the Commission on January 28, 2020, March 16, 2020, April 2, 2020, May 1, 2020 and May 5, 2020 (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K and all exhibits related to such items); and

•
The description of the Registrant’s common stock that is contained in its Registration Statement on Form 8-A filed with the Commission on February 5, 2007, as updated by Exhibit 4.5 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 26, 2019, including any amendment or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, excluding any information furnished under Item 7.01 or Item 2.02 of any Current Report on Form 8-K.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.     Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts.
Not applicable.
Item 6.    Indemnification of Directors and Officers.
Section 102 of the Delaware General Corporation Law (the “DGCL”) grants us the power to limit the personal liability of our directors or our stockholders for monetary damages for breach of a fiduciary duty. Article Sixth of our Second Amended and Restated Certificate of Incorporation eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability for breach of duty of loyalty; for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law; under Section 174 of the DGCL (unlawful dividends); or for transactions from which the director derived improper personal benefit.
Under Section 145 of the DGCL, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against certain costs and expenses, actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director or officer of the corporation if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provision. Article VI of our Amended and Restated Bylaws, as amended August 1, 2019, requires us to indemnify any current or former directors or officers to the fullest extent permitted by the DGCL, and to pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery to us of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise. Article VI also permits us to indemnify any current or former employees or agents to the fullest extent permitted by the DGCL, and to pay expenses incurred in defending any such proceeding in advance of its final disposition upon such terms and conditions, if any, as we deem appropriate.
Section 145 of the DGCL authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against and incurred by such person in any such capacity, or arising out of such person’s status as such. As permitted by Section 145 and Section 6.02 of our Amended and Restated Bylaws, as amended August 1, 2019, we carry insurance policies insuring our directors and officers against certain liabilities that they may incur in their capacity as directors and officers.

We have entered into separate indemnification agreements with each of our directors and officers, which may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements may require us, among other things, to indemnify our directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements may also require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified and to obtain directors’ and officers’ insurance, if available on reasonable terms.
The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our Second Amended and Restated Certificate of Incorporation or The Amended and Restated Bylaws, as amended August 1, 2019, vote of stockholders or disinterested directors or otherwise.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Item 7.    Exemption from Registration Claimed.
Not applicable.
Item 8.    Exhibits.
The following exhibits are submitted herewith or incorporated by reference herein.

Exhibit	Reference	Description

4.1		National CineMedia, Inc. 2016 Equity Incentive Plan (Incorporated by reference to Exhibit 4.1 from the Registrant’s Registration Statement on Form S-8 (File No. 333-210996) filed on April 29, 2016).

4.2		National CineMedia, Inc. 2020 Omnibus Incentive Plan (Incorporated by reference to Exhibit 10.2 from the Registrant’s Current Report on Form 8-K (File No. 001-33296) filed on May 1, 2020).

4.3		Second Amended and Restated Certificate of Incorporation (Incorporated by reference to Exhibit 3.1 from the Registrant’s Current Report on Form 8-K (File No. 001-33296) filed on July 6, 2018).

4.4
The Amended and Restated Bylaws, as amended August 1, 2019 (Incorporated by reference to Exhibit 3.1 from the Registrant’s Quarterly Report on Form 10-Q (File No. 001-33296) filed on November 4, 2019).

5.1	*	Opinion of Hogan Lovells US LLP.

23.1	*	Consent of Deloitte & Touche LLP.

23.2	*	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

24.1		Power of Attorney (Incorporated by reference to Exhibit 24.1 from the Registrant’s Registration Statement on Form S-3 (File No. 333-238015) filed on May 5, 2020).

*	Filed herewith.
Item 9.    Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;
provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Centennial, State of Colorado, on May 27, 2020.

National CineMedia, Inc.

By:	/s/ Thomas F. Lesinski
Thomas F. Lesinski
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on May 27, 2020.

Name	Title

/s/ Thomas F. Lesinski	Chief Executive Officer and Director
Thomas F. Lesinski	(Principal Executive Officer and Principal Financial Officer)

/s/ Julie L. Patterson	Vice President, Controller
Julie L. Patterson	(Principal Accounting Officer)

*	Chairman
Mark B. Segall

*	Director
David E. Glazek

*	Director
Lawrence A. Goodman

*	Director
Kurt C. Hall

*	Director
Lee Roy Mitchell

*	Director
Donna Reisman

*	Director
Renana Teperberg

*By:	/s/ Sarah Kinnick Hilty	Attorney-in-fact
Sarah Kinnick Hilty